        Date:         September 15, 2010            NEWS RELEASE

                     For Release:        IMMEDIATELY
                                                                     Hubbell Incorporated
                                                             40 Waterview Drive
                                                             Shelton, CT  06484
                                                             475-882-4000

                Contact:                 William R. Sperry

HUBBELL BOARD ELECTS NEW DIRECTOR

SHELTON, CT. (September 15, 2010) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) announces the election of Neal J. Keating as a Director of the Company. This addition to the Board brings the total number of directors to eleven.

Mr. Keating, 54, is Chairman, President and Chief Executive Officer of Kaman Corporation (Nasdaq: KAMN) headquartered in Bloomfield, CT. Kaman conducts business in the aerospace and industrial distribution markets, serving more than 50,000 customers with 2009 sales of $1.1 billion.

Prior to joining Kaman, Mr. Keating was chief operating officer of Hughes Supply and before that he was managing director and chief executive officer at GKN Aerospace and served as an Executive Director on the Board of Directors of GKN, Plc and on the board of directors of Agusta-Westland. He started his career with Rockwell Automation, rising over a 24-year period to the position of executive vice president and chief operating officer of Rockwell Collins Commercial Systems. He received his bachelor’s degree in electrical engineering from the University of Illinois and his Executive MBA from the University of Chicago.

Hubbell’s Chairman, President and Chief Executive Officer, Mr. Timothy H. Powers, said, “I am pleased to have Neal join Hubbell’s Board. His experience both as a chief executive and in operations at a large distributor will be very valuable to us.”
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.